Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.24 per Share, a 4.3% Increase Over Prior Quarter

December 3, 2020

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.24 per share of common stock for the fourth quarter of 2020. This equates to an annualized dividend of $0.96 per share of common stock and represents an increase of $0.04 per share over the previous annualized dividend. The dividend is payable on January 15, 2021 to stockholders of record as of the close of business on December 31, 2020.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2020, the Company’s portfolio consisted of 1,096 freestanding net lease properties with a weighted average lease term of 14.6 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.4% leased to 214 tenants operating 300 different concepts in 16 industries across 43 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0626
info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.